8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS JULY SALES

        Evansville, Indiana, August 4, 2005 - Shoe Carnival, Inc. (Nasdaq: SCVL), a leading retailer of value-priced footwear and accessories, today reported that sales for the four-week period ended July 30, 2005 decreased 0.4 percent to $46.2 million from sales of $46.4 million for the four-week period ended July 31, 2004. Comparable store sales decreased 4.8 percent in July 2005.

        Commenting on July sales, Mark Lemond, president and chief executive officer, stated "We started the month with comparable store sales increases through the middle of July. However, for the second consecutive year, we experienced a slower than expected start to the back-to-school sales period in the fourth week of July and continuing into the first week of August. We feel good about both the quantity and content of our inventory position as we move into the heart of the back-to-school season."

        Sales for the thirteen-week period ended July 30, 2005 increased 7.6 percent to $148.7 million from sales of $138.1 million for the thirteen-week period ended July 31, 2004. Comparable store sales increased 2.9 percent for the second quarter of 2005.

        Additionally Mr. Lemond commented, "We are especially excited about the progress we have made with respect to re-establishing our women's non-athletic business. For our second quarter, this category represented 26.2% of total sales, up from 23.5% last year for the same period. This category for the quarter also achieved a double digit comp-store sales increase, which was significantly better than any other product category."

        Sales for the first six months of 2005 increased 9.1 percent to $309.4 million from sales of $283.6 million for the first six months of 2004. Comparable store sales increased 4.3 percent for the twenty-six week period.

        Based on the July sales performance, the Company now expects diluted earnings per share to be $0.19 to $0.20 for the second quarter of 2005.

        The Company will release its second quarter financial results on Tuesday, August 23, 2005, and will provide an update on the back-to-school sales period at that time.

        The Company also announced the opening of four stores during the month, one each in O'Fallon, MO; Kansas City, MO; Columbia, MO; and Newport News, VA.

        To hear the telephone replay of Shoe Carnival, Inc.'s pre-recorded July sales message, please dial 888-203-1112 followed by conference call I.D. number 611339 beginning August 4, 2005 at 7:30 a.m. Eastern time. The telephone replay will be available for one week.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 266 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

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